SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

UBS AG

(Exact Name of Registrant as Specified in Its Charter)

Switzerland	90-0186363
(State of Incorporation or Organization)	(I.R.S. Employer Identification no.)

Bahnhofstrasse 45, CH-8098 – Zurich, Switzerland Aeschenvorstadt 1, CH-4051 – Basel, Switzerland	N/A
(Address of Principal Executive Offices)	(Zip Code)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box: ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box: ☐

Securities Act registration statement file number to which this form relates:	333-156695
(If applicable)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered
UBS AG Exchange Traded Access Securities (E-TRACS) linked to the Alerian Natural Gas MLP Index due July 9, 2040	NYSE Arca, Inc.

Securities to be registered pursuant to Section 12(g) of the Act:

None

(Title of Class)

Item 1.	Description of Registrant’s Securities to be Registered

The Registrant filed with the Securities and Exchange Commission (the “Commission”) on January 13, 2009 a Registration Statement on Form F-3ASR (Registration Statement No. 333-156695) (the “Registration Statement”) containing a prospectus, dated January 13, 2009, relating to the Registrant’s Debt Securities and Warrants (the “Prospectus”). The Registration Statement was automatically effective upon filing with the Commission. On the date hereof, the Registrant intends to file with the Commission pursuant to Rule 424(b) under the Securities Act of 1933 a prospectus supplement, dated July 13, 2010, to the Prospectus (the “Prospectus Supplement”) relating to the Registrant’s Exchange Traded Access Securities (E-TRACS) linked to the Alerian Natural Gas MLP Index due July 9, 2040, which are part of the Registrant’s Medium-Term Notes, Series A. The Prospectus Supplement and the Prospectus are incorporated by reference to the extent set forth below.

The material set forth (i) under the headings “Description of Debt Securities We May Offer” on pages 11 to 32, “Considerations Relating to Indexed Securities” on pages 54 to 56, “U.S. Tax Considerations” on pages 60 to 70 and “Tax Considerations Under the Laws of Switzerland” on pages 71 to 72 in the Prospectus; and (ii) in the Prospectus Supplement are each incorporated herein by reference. The outstanding principal amount of the securities registered hereby may be increased from time to time in the future due to further issuances of securities having substantially the same terms. If any such additional securities are issued, a prospectus supplement relating to them will be filed with the Securities and Exchange Commission and will be incorporated herein by reference. The securities registered hereby are, and any additional securities registered hereby in the future will be, all part of a single series as described in the documents referenced above.

Item 2.	Exhibits.

Pursuant to the Instructions as to Exhibits with respect to Form 8-A, the following exhibits are being filed with the Commission in connection with this Registration Statement on Form 8-A:

1.	Debt Indenture, dated as of November 21, 2000, between the Company and U.S. Bank Trust National Association, as debt trustee (incorporated by reference to Exhibit 4.1 of the Registrant’s registration statement no. 333-132747).

2.	First Supplemental Indenture, dated as of February 28, 2006, between the Company and U.S. Bank Trust National Association, as debt trustee (incorporated by reference to Exhibit 4.2 of the Registrant’s registration statement no. 333-132747).

3.	Form of UBS AG Exchange Traded Access Securities (E-TRACS) linked to the Alerian Natural Gas MLP Index due July 9, 2040.

4.	Officers’ Certificate of the Registrant pursuant to Section 301 of the Debt Indenture setting forth the terms of the Registrant’s Medium-Term Notes, Series A (incorporated by reference to Exhibit 4 of the Registrant’s registration statement on Form 8-A, filed with the Commission on January 28, 2010).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

UBS AG (Registrant)

Dated: July 13, 2010	By:	/s/ Gordon S. Kiesling
	Name:	Gordon S. Kiesling
	Title:	Executive Director and Counsel Region Americas Legal

	By:	/s/ Karen A. Wendell
	Name:	Karen A. Wendell
	Title:	Executive Director and Counsel Region Americas Legal

Exhibit No.	Description of Exhibit

1.	Debt Indenture, dated as of November 21, 2000, between the Company and U.S. Bank Trust National Association, as debt trustee (incorporated by reference to Exhibit 4.1 of the Registrant’s registration statement no. 333-132747).

2.	First Supplemental Indenture, dated as of February 28, 2006, between the Company and U.S. Bank Trust National Association, as debt trustee (incorporated by reference to Exhibit 4.2 of the Registrant’s registration statement no. 333-132747).

3.	Form of UBS AG Exchange Traded Access Securities (E-TRACS) linked to the Alerian Natural Gas MLP Index due July 9, 2040.

4.	Officers’ Certificate of the Registrant pursuant to Section 301 of the Debt Indenture setting forth the terms of the Registrant’s Medium-Term Notes, Series A (incorporated by reference to Exhibit 4 of the Registrant’s registration statement on Form 8-A, filed with the Commission on January 28, 2010).